UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2008

CME Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-33379	36-4459170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 South Wacker Drive, Chicago, Illinois 60606

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (312) 930-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Material Definitive Agreement

On March 17, 2008, CME Group Inc., a Delaware corporation (“CME Group”), CMEG NY Inc., a Delaware corporation and a subsidiary of CME Group (“Merger Sub”), NYMEX Holdings, Inc., a Delaware corporation (“NYMEX Holdings”), and New York Mercantile Exchange, Inc., a Delaware non-stock corporation and a subsidiary of NYMEX Holdings (“NYMEX”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which NYMEX Holdings will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly-owned subsidiary of CME Group.

Merger Agreement

At the effective time of the Merger, each issued and outstanding share of NYMEX Holdings common stock (other than shares owned by CME Group or NYMEX Holdings or any of their respective wholly-owned subsidiaries and any dissenting shares) will be converted into the right to receive, at the election of each NYMEX Holdings stockholder and subject to proration as described below, consideration in the form of CME Group Class A common stock (a “Stock Election) or cash (a “Cash Election”). The cash consideration (the “Cash Consideration”) per share of NYMEX Holdings common stock for which a Cash Election has been made will be equal to $36.00 plus 0.1323 times the average closing sale price of CME Group Class A common stock on the New York Stock Exchange for the period of ten consecutive trading days ending on the second full trading day prior to the effective time of the Merger (the “Average CME Price”). The stock consideration per share of NYMEX Holdings common stock for which a Stock Election has been made will be a number of shares of CME Group Class A common stock equal to an exchange ratio that is equal to the Cash Consideration divided by the Average CME Price (the “Exchange Ratio”). The aggregate consideration in the Merger is subject to a $3.4 billion mandatory cash component. In the event that the aggregate cash consideration payable to holders of shares of NYMEX Holdings common stock for which Cash Elections have been made (the “Total Elected Cash”) is less than $3.4 billion, holders of shares of NYMEX Holdings common stock for which Stock Elections have been made will receive a portion of their consideration in cash. In the event that the Total Elected Cash is greater than $3.4 billion, CME Group has the option to either (i) increase the aggregate cash consideration above the mandatory cash component subject to limitations on the Merger qualifying as a tax-free reorganization and/or (ii) provide a portion of the consideration payable to holders of shares of NYMEX Holdings common stock for which Cash Elections have been made in the form of CME Group Class A common stock. The number of shares of CME Group Class A common stock to be issued by CME Group in the Merger is estimated to total 12.5 million and the amount of cash to be paid by CME Group in the Merger is estimated to total $3.4 billion, subject to CME Group’s option to increase the mandatory cash component as described above. In addition, at the effective time of the Merger, subject to the terms and conditions of the Merger Agreement, options issued by NYMEX Holdings entitling the holder thereof to purchase shares of NYMEX Holdings common stock will be converted into options to purchase shares of CME Group Class A common stock as adjusted for the Exchange Ratio.

Also pursuant to the Merger Agreement, NYMEX will offer to purchase 100% of the outstanding Class A membership interests in NYMEX for consideration not to exceed $500 million in the aggregate, or up to $612,000 per Class A membership.

The Merger is subject to a number of closing conditions, including, but not limited to, (i) the approval of the Merger Agreement by the stockholders of NYMEX Holdings, (ii) the approval of an amendment to CME Group’s certificate of incorporation and the issuance of CME Group Class A common stock in connection with the Merger by the stockholders of CME Group, (iii) the approval of amendments to the certificate of incorporation and bylaws of NYMEX by the NYMEX Class A members, (iv) the purchase by NYMEX of at least 75% of the Class A memberships in NYMEX, (v) the effectiveness of a Form S-4 registration statement to be filed by CME Group and (vi) receipt of certain regulatory approvals.

The Merger Agreement contains customary representations and warranties by CME Group, Merger Sub, NYMEX Holdings and NYMEX. The Merger Agreement also contains customary covenants and agreements, including with respect to the operation of the business of NYMEX Holdings and its subsidiaries between signing and closing, restrictions on solicitation of proposals by NYMEX Holdings with respect to alternative transactions, governmental filings and approvals, public disclosures and other matters. The Merger is intended to qualify as a reorganization for federal income tax purposes.

The Merger Agreement contains certain termination rights for CME Group and NYMEX Holdings, and further provides that if the Merger Agreement is terminated under certain circumstances, CME Group or NYMEX Holdings will be required to pay the other a termination fee of $308 million.

The Board of Directors of each of CME Group, Merger Sub, NYMEX Holdings and NYMEX has approved the Merger Agreement and the transactions contemplated thereby.

In connection with the Merger, CME Group also entered into (i) a Voting and Support Agreement, dated as of March 17, 2008, by and among CME Group and General Atlantic Partners 82, L.P., GapStar, LLC, GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC, GAPCO GmbH & Co. KG and GAP Coinvestments CDA, L.P. (the “General Atlantic Parties”), (ii) a Voting and Support Agreement, dated as of March 17, 2008, by and between CME Group and James E. Newsome, President and Chief Executive Officer of NYMEX Holdings and (iii) a Voting and Support Agreement, dated as of March 17, 2008, by and between CME Group and Richard Schaeffer, Chairman of the Board of Directors of NYMEX Holdings, pursuant to which the stockholders that are parties thereto have agreed to vote their shares of NYMEX Holdings common stock in favor of the Merger. Pursuant to the Voting and Support Agreement, Mr. Schaeffer also agreed to accept the purchase offer for his NYMEX Class A membership and to vote his NYMEX Class A membership in favor of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of NYMEX. The General Atlantic Parties collectively are the single largest stockholder in NYMEX Holdings, with beneficial ownership of approximately 6.2 million shares of NYMEX Holdings common stock.

A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about CME Group, Merger Sub, NYMEX Holdings or NYMEX. As described above, the Merger Agreement contains representations and warranties of each of CME Group, Merger Sub, NYMEX Holdings and NYMEX made to the other parties to the Merger Agreement. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, investors should not rely on the representations or warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Important Merger Information

In connection with the proposed merger, the parties intend to file relevant materials with the Securities Exchange Commission (“SEC”), including a joint proxy statement/prospectus regarding the proposed transaction. Such documents, however, are not currently available. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about CME Group and NYMEX Holdings without charge, at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. Copies of the joint proxy statement/prospectus can also be obtained, without charge, once they are filed with the SEC, by directing a request to CME Group Inc., Attention: Shareholder Relations, 20 S. Wacker Drive, Chicago, Illinois 60606, (312) 930-1000 or NYMEX Holdings, Inc., Attention: Investor Relations, at World Financial Center, One North End Avenue, New York, NY 10282-1101, (212) 299-2669.

CME Group, NYMEX Holdings and their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from the security holders of CME Group or NYMEX Holdings in connection with the proposed transaction. Information about CME Group’s directors and executive officers is available in CME Group’s proxy statement, dated March 17, 2008, for its 2008 annual meeting of stockholders, and information about NYMEX Holdings’ directors and executive officers is available in NYMEX

Holdings’ proxy statement, dated April 9, 2007, for its 2007 annual meeting of shareholders. Additional information about the interests of potential participants will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of March 17, 2008, among CME Group Inc., CMEG NY Inc., NYMEX Holdings, Inc. and New York Mercantile Exchange, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CME Group Inc.

By:	/s/ Kathleen M. Cronin
Kathleen M. Cronin
Managing Director, General Counsel and Corporate Secretary

Dated: March 21, 2008

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of March 17, 2008, among CME Group Inc., CMEG NY Inc., NYMEX Holdings, Inc. and New York Mercantile Exchange, Inc.